Exhibit 5.5

19 December, 2012

Intelsat Jackson Holdings S.A.

4, rue Albert Borschette

L-1246 Luxembourg, Luxembourg

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Intelsat Subsidiary (Gibraltar) Limited, Intelsat New Dawn (Gibraltar) Limited and Intelsat (Gibraltar) Limited, Gibraltar limited companies (the “Gibraltar Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), of Intelsat Jackson Holdings S.A., a Luxembourg société anonyme (the “Company”), the Gibraltar Guarantors and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors” and together with the Gibraltar Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of the Company’s $1,200,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $1,200,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “Initial 2020 Notes”) and the guarantees of the Initial 2020 Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of dated as of September 30, 2010, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of January 12, 2011, the Second Supplemental Indenture, dated as of April 12, 2011, the Third Supplemental Indenture, dated as of December 16, 2011, the Fourth Supplemental Indenture, dated as of April 25, 2012, and the Fifth Supplemental Indenture dated as of July 31, 2012 (as so supplemented the “Indenture”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including as an exhibit thereto the form of Exchange Note included as Exhibit 4.11 to the Registration Statement;

3. the Registration Rights Agreement, dated as of April 26, 2012 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers named therein, included as Exhibit 4.12 to the Registration Statement.

In addition, we have examined (i) such records of the Gibraltar Guarantors that we have considered appropriate, including a copy of the certificate of incorporation and Memorandum and Articles of Association of each of the Gibraltar Guarantors, certified by the Company Secretary of the Gibraltar Guarantors as in effect on the date of this letter (collectively, the “Charter Documents”) and copies of resolutions of the Board of Directors and the Members of each of the Gibraltar Guarantors relating to the issuance of the Guarantees (collectively the “Authorising Resolutions”), certified by the Company Secretary of the Gibraltar Guarantors and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Gibraltar Guarantors made in the Documents and certificates of the officers of the Gibraltar Guarantors and upon certificates of public officials.

We have carried out searches of:

(a)	the Gibraltar Guarantors, on file and available for inspection at the Gibraltar Companies Registry on 19 December 2012; and

(b)	the Action Book at the Supreme Court of Gibraltar on 19 December 2012.

(together the “Searches”) which revealed no order or resolutions to wind-up the Gibraltar Guarantors and no notice of the appointment of liquidators or receivers of the Gibraltar Guarantors or any of their assets. We have not conducted any further searches, and accordingly this opinion is given on the assumption that such searches (if made) would not reveal any circumstances, which would require amendment of this opinion.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

This opinion is based on the following additional assumptions, which we have taken no steps to verify independently:

(a)	All documents, forms and notices which should have been delivered to the Gibraltar Companies Registry on behalf of or relating to the Gibraltar Guarantors will have been so delivered and the file of records as maintained at the Companies Registry concerning the Gibraltar Guarantors were complete, accurate and up to date at the time of the Searches.

(b)	The Documents and the other items which we have seen mentioned in above contain all relevant information which is material for the purposes of our opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter.

(c)	The binding effect of the Indenture and the Guarantees on each of the Gibraltar Guarantors is not affected by duress, undue influence or mistake and the Indenture and the Guarantees have not been entered into or will not be entered into in connection with money laundering or any other unlawful activity.

(d)	All formalities and requirements of the laws of any relevant jurisdiction (other than Gibraltar), and any of the regulatory authorities thereof, applicable to the execution, performance, delivery and enforceability of the Indenture and the Guarantees have been duly complied with.

(e)	No law (other than Gibraltar law or European law as it affects Gibraltar law) affects any of the conclusions stated in this letter.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. Each Gibraltar Guarantor has been duly organized and is validly existing and in good standing under the laws of Gibraltar.

2. Each Gibraltar Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee of such Gibraltar Guarantor.

3. The Indenture and the Guarantee of each Gibraltar Guarantor have been duly authorized, executed and delivered by each Gibraltar Guarantor.

4. The execution, delivery and performance by each Gibraltar Guarantor of the Indenture and the Guarantee of each Gibraltar Guarantor and the transactions contemplated thereby have been duly authorized by all necessary action by each Gibraltar Guarantor.

5. The issuance of the Guarantee by each Gibraltar Guarantor, the compliance by each Gibraltar Guarantor with all of the provisions of the Indenture and the Guarantee by each Gibraltar Guarantor and the performance of their respective obligations thereunder will not (i) result in a violation of the Charter Documents or (ii) violate any Gibraltar law, rule or regulation or any order known by us to be applicable to each Gibraltar Guarantor of any governmental agency or body of Gibraltar, or Gibraltar court having jurisdiction over each Gibraltar Guarantor or its properties.

6. No consent, approval, authorization or order of, or filing with, any governmental agency or body of Gibraltar, or any Gibraltar court having jurisdiction over each Gibraltar Guarantor or its properties, is required under any Gibraltar law, rule or regulation or any order known by us to be applicable to the Gibraltar Guarantor for the consummation by each Gibraltar Guarantor of the transactions contemplated by the Indenture and the Guarantee by each Gibraltar Guarantor in connection with the offering, issuance and sale of the Exchange Notes and the Guarantees by the Company and the Guarantors, except such as may be required under securities laws of Gibraltar (as to which we express no opinion).

The opinions expressed above are limited to the laws of Gibraltar. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. No opinion is expressed or implied as to the laws of the state of New York as to which no enquiries have been made nor as to European Union law as it affects any jurisdiction except Gibraltar.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully

/s/ Triay Stagnetto Neish

Triay Stagnetto Neish

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